Exhibit 99.1

February 5, 2021

Statement by Walmart Inc. with respect to the Lawsuit filed against the U.S. Department of Justice and the U.S. Drug Enforcement Agency (DEA) on October 22, 2020 in the Eastern District of Texas

We brought this lawsuit because Walmart and our pharmacists are torn between demands from DEA on one side and federal health agencies and state regulators on the other, and patients are caught in the middle. The court’s decision yesterday is purely procedural, based on when the federal government can be sued, and does not resolve the public health concerns raised in our case. We will appeal the court’s ruling to seek clarity on the roles and legal responsibilities of pharmacists and pharmacies in filling opioid prescriptions written by DEA approved doctors. Our pharmacists and patients deserve better than the current patchwork of inconsistent, conflicting and contradictory demands from federal and state regulators.